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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1

MAGNA ENTERTAINMENT CORP. ANNOUNCES AMENDED SHARE PURCHASE AGREEMENT AND TRANSFERS OWNERSHIP OF THE MEADOWS

AURORA, ON, July 26, 2006 — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today announced that it has entered into an amended share purchase agreement with PA Meadows, LLC ("PA Meadows"), a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. ("Millennium"), and entities related to Oaktree Capital Management, LLC ("Oaktree" and together with PA Meadows and Millennium, "Millennium-Oaktree"), pursuant to which all of the outstanding shares of Washington Trotting Association, Inc. ("WTA"), Mountain Laurel Racing, Inc. ("MLR") and MEC Pennsylvania Racing, Inc. ("PAR"), each a wholly-owned subsidiary of MEC, have been sold to Millennium-Oaktree (the "Amended SPA"). WTA, MLR and PAR (together, the "Meadows Entities") are the entities through which MEC currently owns and operates The Meadows, a standardbred racetrack in Washington County, Pennsylvania. WTA is an eligible applicant with the Pennsylvania Gaming Control Board (the "PGCB") for a Conditional/ Category 1 Slot Machine License (the "Gaming License").

The Amended SPA modifies the stock purchase agreement between MEC and Millennium-Oaktree that was entered into on November 8, 2005 (the "Initial SPA"). As a result of regulatory requirements relating to the approval of the issuance of the Gaming License by the PGCB, as well as significant changes in the economic and regulatory environment in Pennsylvania since the date of the Initial SPA, including regulations adopted by the Pennsylvania Department of Revenue in respect of the amount of local share assessment taxes payable to North Strabane Township and Washington County, the parties agreed to revise the terms of the Initial SPA. The $225 million purchase price in the Initial SPA, which included a $39 million holdback, has been reduced to $200 million, with a $25 million holdback payable to MEC over a 5-year period subject to offset for certain indemnification obligations.

In exchange for the shares of the Meadows Entities, MEC received two notes representing the purchase price in the amounts of $175 million (the "First Note") and $25 million (the "Second Note"), respectively. The First Note will be repaid within 35 days of the earlier of approval of the issuance of the Gaming License provided that Millennium-Oaktree's lenders are reasonably satisfied with the conditions imposed by the PGCB and the issuance of the Gaming License. At the time that the First Note is repaid, the Second Note, which secures the holdback amount, will be replaced with a letter of credit or corporate guaranty.

In the event that the First Note is not repaid by October 31, 2006 (which date may under certain circumstances be extended up to December 5, 2006), then the two notes will be cancelled and the shares of the Meadows Entities will be returned to MEC.

Concurrently with entering into the Amended SPA, the parties have entered into a racing services agreement whereby MEC will continue to manage racing operations at The Meadows, on behalf of Millennium-Oaktree, for at least 5 years.

Blake Tohana, Executive Vice-President and Chief Financial Officer of MEC, commented: "We are very pleased to have transferred ownership of the Meadows Entities to Millennium-Oaktree, which is a significant step towards ultimately completing our sale of The Meadows. We look forward to Millennium-Oaktree receiving approval of the issuance of the Gaming License and repaying the First Note, which is expected to occur before the end of October 2006. Although the aggregate purchase price was reduced in response to certain developments in Pennsylvania, including local taxation regulations, when MEC receives payment of the First Note we will be able to significantly reduce our outstanding debt and strengthen our balance sheet."

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: our strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analysis made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Material factors that could cause actual results to differ materially from our forward-looking statements include, without limitation, adverse changes in general economic conditions, a decrease in the popularity of racing and other gaming activities as recreational activities, changes in the regulatory environment affecting the racing and gaming industries, and an inability to finance, execute or implement our strategies and plans within expected timelines or budgets. The material factors or assumptions that were applied in drawing conclusions set out in our forward looking statements include, without limitation, the assumptions that there will not be an adverse change in general economic conditions, a decrease in the popularity of racing and other gaming activities, or any material changes in the regulatory environment, and that we will be able to finance, execute and implement our strategies and plans as anticipated.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:
Blake Tohana
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive, Aurora, ON L4G 7K1
Telephone: 905-726-7493
www.magnaent.com

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MAGNA ENTERTAINMENT CORP. ANNOUNCES AMENDED SHARE PURCHASE AGREEMENT AND TRANSFERS OWNERSHIP OF THE MEADOWS